Exhibit 99.1

Barnes & Noble Education Reports Third Quarter Fiscal Year 2022 Financial Results
Consolidated GAAP Net Loss Improved by $11.5 Million and
Consolidated Adjusted EBITDA (Non-GAAP) Improved by $7.7 Million
BNC’s First Day® Complete and First Day® Inclusive Access Offerings Revenue Grew 64%
Retail Gross Comparable Store Sales Increased 8.4%
General Merchandise Retail Gross Comparable Store Sales Increased 59.1%
DSS Revenue Increased 31%
March 8, 2022, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the third quarter of fiscal year 2022, which ended on January 29, 2022.
The Company’s fiscal 2022 third quarter results continued to be affected by the ongoing effects of COVID-19 and the Omicron variant which impacted students return to campus and on-campus activities. While the majority of the Company’s institutional partners brought students back to campus in early January, some chose to conduct classes remotely for the beginning of the semester, while other schools chose to delay their start dates, and some chose to both delay their start dates and begin the semester with remote learning.
Financial highlights for the Third Quarter 2022:
•Consolidated third quarter GAAP sales of $402.8 million decreased 2.1%, as compared to the prior year period.
•Consolidated third quarter GAAP gross profit of $87.0 million increased 23.2%, as compared to the prior year period.
•Consolidated third quarter GAAP net loss of $(36.8) million, compared to a net loss of $(48.3) million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted Earnings of $(28.9) million, compared to $(25.6) million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted EBITDA of $(13.1) million, compared to $(20.8) million in the prior year period.
•Retail segment gross comparable store sales increased 8.4%. For comparable store sales reporting purposes, logo and emblematic general merchandise sales fulfilled by FLC and Fanatics are included on a gross basis. Please see more detailed definition in the third quarter Results table and Retail segment discussion below.
Operational highlights for the Third Quarter 2022:
•76 campus stores utilized BNC’s First Day® Complete courseware delivery program during the 2022 Spring Term, at institutions representing over 380,000* in total undergraduate enrollment; up from 14 campus stores and approximately 62,000* in total undergraduate enrollment in the 2021 Spring Term.
•BNC’s First Day Complete and First Day® inclusive access offerings revenue increased 64%.
•DSS revenue increased by 31% to $9.4 million.
•Generated over 97,000 bartleby® gross subscribers during the quarter and over 285,000 bartleby gross subscribers year-to-date, representing year-over-year growth of 34%.

*As reported by National Center for Education Statistics (NCES)

“Our third quarter results were negatively impacted by COVID’s Omicron surge that coincided with our seasonally important Spring Rush period. In response to the Omicron surge, in early January a number of our institutional partners offered only virtual classes, while others chose to delay their start dates; and some chose a combination of both delaying classes and virtual only instruction,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “Despite these challenges, we continued to execute and achieve growth in our key initiatives during the third quarter, including First Day and First Day Complete; scaling and improving our partnership with Fanatics Lids College and its impact on our general merchandise business; growing our direct-to-student digital business; and growing our new store footprint, including the exciting initial opening of the new Notre Dame Hammes Bookstore this coming week.”

Mr. Huseby continued, “Given the efficacy of COVID vaccines, responsive protocols and evolving regulatory policies, we are projecting a more open operating environment, and we are therefore cautiously optimistic that COVID’s restrictive impacts on our business will continue to dissipate; including near-term opportunities to improve comparable annual performance such as upcoming NCAA sporting events and graduation celebrations, and longer-term as BNED continues to adapt and offer high-value solutions to all of its customers.”
Third Quarter 2022 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2022 and fiscal 2021 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2022	Q3 2021	Fiscal 2022	Fiscal 2021
Total Sales	$402.8	$411.6	$1,270.6	$1,211.1
Net Loss	$(36.8)	$(48.3)	$(58.6)	$(87.4)

Non-GAAP(1)
Adjusted EBITDA	$(13.1)	$(20.8)	$1.4	$(34.3)
Adjusted Earnings	$(28.9)	$(25.6)	$(44.0)	$(56.2)

Additional Information
Retail Gross Comparable Store Sales Variances (2)	$30.9	$(88.5)	$186.9	$(397.7)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. In-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, and are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales decreased by $12.9 million, or 3.3%, as compared to the prior year period due to lower course material sales and lower logo and emblematic net revenue, as logo and emblematic sales are now reflected on a net revenue commission basis compared to a gross revenue basis in the prior year period.

On a gross comparable sales basis, where logo and emblematic sales fulfilled by FLC and Fanatics are included on a gross basis, Retail segment gross comparable store sales increased 8.4%, consisting of a 4.0% decline in course material sales, offset by a 59.1% increase in general merchandise sales.

The course material sales decline was partially mitigated by the growth of our First Day Complete and First Day by course inclusive access offerings, with their revenue growing 64% to $76.1 million during the quarter. As the Spring term extends to April and May, rental income related to First Day Complete and First Day rental course materials are recognized over the term and therefore a portion of the revenue is deferred into the Company’s fiscal fourth quarter.

Consistent with prior years and further exacerbated by some delayed start dates, the Spring Rush period extended beyond the quarter into the fourth quarter. Factoring in the fiscal month of February into the third quarter, which includes rental deferred revenue for our First Day programs, Retail gross comparable store sales increased by approximately 18.8%.

The Retail non-GAAP Adjusted EBITDA loss for the quarter improved by $6.8 million to $(15.4) million, as compared to $(22.2) million in the prior year period. The non-GAAP Adjusted EBITDA loss improved on higher gross margins benefitting from greater general merchandise sales and improved margin rates and lower markdowns, partially offset by higher selling and administrative expenses, which increased primarily as a result of the store re-openings that had temporarily closed due to the COVID-19 pandemic in the prior year.

Wholesale Segment Results
Wholesale third quarter sales of $37.0 million decreased $2.4 million, or 6.1%, as compared to the prior year period. The decrease is primarily due to COVID-19 related supply constraints of used textbooks resulting from the lack of on campus textbook buyback opportunities during the prior fiscal year and lower customer demand, partially offset by lower returns and allowances.

Wholesale non-GAAP Adjusted EBITDA for the quarter declined to $4.2 million, as compared to $6.3 million in the prior year, declining on the lower sales.

DSS Segment Results
DSS third quarter sales of $9.4 million increased $2.2 million, or 30.9%, as compared to the prior year period.

DSS non-GAAP Adjusted EBITDA was $1.5 million for the quarter, as compared to $1.0 million in the prior year period.

Other
Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.2 million for the quarter, compared to $6.5 million in the prior year period, primarily due to lower incentive plan compensation expense.

Intercompany gross margin eliminations of $1.8 million for the quarter were reflected in non-GAAP Adjusted EBITDA, compared to eliminations of $0.5 million impacting non-GAAP Adjusted EBITDA in the prior year period.

Outlook
While the COVID-19 virus and its variants have had a greater than expected impact on the Company’s business in fiscal year 2022, based on its current views that include an improved outlook for on campus events and activities during the Spring, the Company continues to expect to generate positive non-GAAP Adjusted EBITDA in fiscal year 2022. While the Company currently believes that non-GAAP Adjusted EBITDA will significantly improve in fiscal year 2023, the Company now expects non-GAAP Adjusted EBITDA for fiscal year 2023 to be lower than pre-COVID levels, as the direct and ancillary impacts of the pandemic, including wholesale supply issues and inflationary pressures, are expected to continue. The Company expects to be in a position to provide additional insight on its fiscal year 2023 outlook when it reports year-end earnings in June.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Tuesday, March 8, 2022 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2022 fourth quarter results in late June 2022.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,441 college, university, and K-12 school bookstores, comprised of 799 physical bookstores and 642 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,100 physical bookstores (including our Retail Segment's 799 physical bookstores) and sources and distributes new and used textbooks to our 642 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Sales:
Product sales and other	$377,713	$373,502	$1,182,812	$1,118,544
Rental income	25,085	38,111	87,757	92,568
Total sales	402,798	411,613	1,270,569	1,211,112
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	297,693	315,607	924,924	933,847
Rental cost of sales	18,144	25,394	53,096	60,506
Total cost of sales	315,837	341,001	978,020	994,353
Gross profit	86,961	70,612	292,549	216,759
Selling and administrative expenses	101,460	92,708	295,597	254,723
Depreciation and amortization expense	12,179	13,307	36,755	40,563
Impairment loss (non-cash) (a)	6,411	27,630	6,411	27,630
Restructuring and other charges (a)	46	1,669	3,785	10,727
Operating loss	(33,135)	(64,702)	(49,999)	(116,884)
Interest expense, net	3,051	2,311	7,809	5,876
Loss before income taxes	(36,186)	(67,013)	(57,808)	(122,760)
Income tax expense (benefit)	615	(18,724)	811	(35,334)
Net loss	$(36,801)	$(48,289)	$(58,619)	$(87,426)

Loss per common share:
Basic	$(0.71)	$(0.96)	$(1.13)	$(1.78)
Diluted	$(0.71)	$(0.96)	$(1.13)	$(1.78)
Weighted average common shares outstanding:
Basic	52,003	50,082	51,714	49,099
Diluted	52,003	50,082	51,714	49,099

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Percentage of sales:
Sales:
Product sales and other	93.8%	90.7%	93.1%	92.4%
Rental income	6.2%	9.3%	6.9%	7.6%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	78.8%	84.5%	78.2%	83.5%
Rental cost of sales (a)	72.3%	66.6%	60.5%	65.4%
Total cost of sales	78.4%	82.8%	77.0%	82.1%
Gross profit	21.6%	17.2%	23.0%	17.9%
Selling and administrative expenses	25.2%	22.5%	23.3%	21.0%
Depreciation and amortization expense	3.0%	3.2%	2.9%	3.3%
Impairment loss (non-cash)	1.6%	6.7%	0.5%	2.3%
Restructuring and other charges	—%	0.4%	0.3%	0.9%
Operating loss	(8.2)%	(15.6)%	(4.0)%	(9.6)%
Interest expense, net	0.8%	0.6%	0.6%	0.5%
Loss before income taxes	(9.0)%	(16.2)%	(4.6)%	(10.1)%
Income tax expense (benefit)	0.2%	(4.5)%	0.1%	(2.9)%
Net loss	(9.2)%	(11.7)%	(4.7)%	(7.2)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 29, 2022	January 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,967	$9,915
Receivables, net	250,187	227,174
Merchandise inventories, net	403,646	452,611
Textbook rental inventories	40,976	40,720
Prepaid expenses and other current assets	60,615	25,281
Total current assets	765,391	755,701
Property and equipment, net	93,752	87,405
Operating lease right-of-use assets	229,259	242,937
Intangible assets, net	133,975	155,536
Goodwill	4,700	4,700
Deferred tax assets, net	22,918	14,984
Other noncurrent assets	24,040	27,195
Total assets	$1,274,035	$1,288,458
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$359,743	$318,795
Accrued liabilities	150,754	125,815
Current operating lease liabilities	100,773	105,624
Total current liabilities	611,270	550,234
Long-term operating lease liabilities	168,924	190,453
Other long-term liabilities	48,676	52,814
Long-term borrowings	200,400	150,800
Total liabilities	1,029,270	944,301
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 54,234 and 53,327 shares, respectively; outstanding, 52,046 and 51,379 shares, respectively	542	533
Additional paid-in-capital	738,968	733,019
Accumulated deficit	(473,233)	(370,253)
Treasury stock, at cost	(21,512)	(19,142)
Total stockholders' equity	244,765	344,157
Total liabilities and stockholders' equity	$1,274,035	$1,288,458

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	39 ended
	January 29, 2022	January 30, 2021
Cash flows from operating activities:
Net loss	$(58,619)	$(87,426)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	36,755	40,563
Content amortization expense	3,984	3,700
Amortization of deferred financing costs	1,087	811
Impairment loss (non-cash) (a)	6,411	27,630
Merchandise inventory loss (a)	434	—
Deferred taxes	330	(7,179)
Stock-based compensation expense	4,463	3,857
Changes in other long-term assets and liabilities, net	260	10,878
Changes in operating lease right-of-use assets and liabilities	1,808	11,937
Changes in other operating assets and liabilities, net	10,988	36,402
Net cash flow provided by operating activities	7,901	41,173
Cash flows from investing activities:
Purchases of property and equipment	(33,393)	(25,910)
Net change in other noncurrent assets	734	335
Net cash flow used in investing activities	(32,659)	(25,575)
Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	463,220	547,600
Repayments of borrowings under Credit Agreement	(440,420)	(571,500)
Sale of treasury shares	—	10,869
Purchase of treasury shares	(2,370)	(894)
Proceeds from the exercise of stock options, net	256	—
Net cash flows provided by (used in) financing activities	20,686	(13,925)
Net (decrease) increase in cash, cash equivalents and restricted cash	(4,072)	1,673
Cash, cash equivalents and restricted cash at beginning of period	16,814	9,008
Cash, cash equivalents and restricted cash at end of period	$12,742	$10,681
Changes in other operating assets and liabilities, net:
Receivables, net	$(129,115)	$(136,323)
Merchandise inventories	(122,968)	(23,672)
Textbook rental inventories	(12,284)	(10)
Prepaid expenses and other current assets	(4,697)	(9,104)
Accounts payable and accrued liabilities	280,052	205,511
Changes in other operating assets and liabilities, net	$10,988	$36,402

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Sales:
Retail (b)	$374,740	$387,669	$1,194,161	$1,122,959
Wholesale	37,039	39,465	103,192	156,146
DSS	9,430	7,206	26,012	19,025
Eliminations	(18,411)	(22,727)	(52,796)	(87,018)
Total Sales	$402,798	$411,613	$1,270,569	$1,211,112

Gross Profit
Retail (c)	$69,240	$53,699	$246,913	$165,748
Wholesale	8,104	10,658	24,129	38,129
DSS (d)	9,251	7,020	25,502	18,412
Eliminations	1,764	549	423	(1,830)
Total Gross Profit	$88,359	$71,926	$296,967	$220,459

Selling and Administrative Expenses
Retail	$84,626	$75,921	$242,477	$210,286
Wholesale	3,941	4,336	12,319	12,273
DSS	7,775	6,015	21,527	15,054
Corporate Services	5,154	6,491	19,407	17,236
Eliminations	(36)	(55)	(133)	(126)
Total Selling and Administrative Expenses	$101,460	$92,708	$295,597	$254,723

Percentage of Segment Sales
Gross Profit
Retail (c)	18.5%	13.9%	20.7%	14.8%
Wholesale	21.9%	27.0%	23.4%	24.4%
DSS (d)	98.1%	97.4%	98.0%	96.8%
Eliminations	(9.6)%	(2.4)%	(0.8)%	2.1%
Total Gross Profit	21.9%	17.5%	23.4%	18.2%

Selling and Administrative Expenses
Retail	22.6%	19.6%	20.3%	18.7%
Wholesale	10.6%	11.0%	11.9%	7.9%
DSS	82.4%	83.5%	82.8%	79.1%
Corporate Services	N/A	N/A	N/A	N/A
Eliminations	N/A	N/A	N/A	N/A
Total Selling and Administrative Expenses	25.2%	22.5%	23.3%	21.0%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 and 39 weeks ended January 29, 2022, the Retail Segment gross margin excludes $79 and $350, respectively, of amortization expense (non-cash) related to content development costs. Additionally, for the 39 weeks ended January 29, 2022, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo and emblematic general merchandise inventory below cost to FLC. For additional information, see Note (b) in the Non-GAAP disclosure information of this Press Release. For the 13 and 39 weeks ended January 30, 2021, the Retail Segment gross margin excludes $176 and $578, respectively, of amortization expense (non-cash) related to content development costs.
(d)    For the 13 and 39 weeks ended January 29, 2022, the DSS Segment gross margin excludes $1,319 and $3,634, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 30, 2021, the DSS Segment gross margin excludes $1,138 and $3,122, respectively, of amortization expense (non-cash) related to content development costs.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Retail Sales
New stores (a) (b)	$17.3	$17.3	$53.9	$52.7
Closed stores (a)	(7.4)	(8.3)	(28.7)	(32.2)
Comparable stores (b)	(10.2)	(83.3)	57.2	(384.0)
Textbook rental deferral	(11.5)	1.6	(8.1)	11.7
Service revenue (c)	(2.1)	1.8	(2.0)	(1.9)
Other (d)	1.0	0.6	(1.1)	2.2
Retail Sales subtotal:	$(12.9)	$(70.3)	$71.2	$(351.5)
Wholesale Sales:	$(2.4)	$(27.5)	$(53.0)	$(23.4)
DSS Sales	$2.2	$0.8	$7.0	$2.0
Eliminations (e)	$4.3	$6.3	$34.3	$(10.2)
Total sales variance	$(8.8)	$(90.7)	$59.5	$(383.1)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				39 weeks ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	794	651	769	671	769	648	772	647
Stores opened	6	—	—	7	47	35	30	58
Stores closed	1	9	4	2	17	41	37	29
Number of stores at end of period	799	642	765	676	799	642	765	676

(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021. For Retail Gross Comparable Store Sales details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended				39 weeks ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
Textbooks (Course Materials)	$(11.9)	(4.0)%	$(25.0)	(8.1)%	$17.4	2.0%	$(136.1)	(14.3)%
General Merchandise	41.2	59.1%	(58.0)	(45.8)%	164.5	82.0%	(242.2)	(54.9)%
Trade Books	1.6	48.5%	(5.5)	(61.1)%	5.0	61.6%	(19.4)	(69.3)%
Total Retail Gross Comparable Store Sales	$30.9	8.4%	$(88.5)	(19.9)%	$186.9	17.6%	$(397.7)	(28.0)%

To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis for consistent year-over-year comparison.
Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a)	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net loss	$(36,801)	$(48,289)	$(58,619)	$(87,426)
Reconciling items, after-tax (below)	7,855	22,717	14,614	31,213
Adjusted Earnings (non-GAAP)	$(28,946)	$(25,572)	$(44,005)	$(56,213)

Reconciling items, pre-tax
Merchandise inventory loss (b)	$—	$—	$434	$—
Impairment loss (non-cash) (c)	6,411	27,630	6,411	27,630
Content amortization (non-cash) (d)	1,398	1,314	3,984	3,700
Restructuring and other charges (e)	46	1,669	3,785	10,727
Reconciling items, pre-tax	7,855	30,613	14,614	42,057
Less: Pro forma income tax impact (f)	—	7,896	—	10,844
Reconciling items, after-tax	$7,855	$22,717	$14,614	$31,213

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net loss	$(36,801)	$(48,289)	$(58,619)	$(87,426)
Add:
Depreciation and amortization expense	12,179	13,307	36,755	40,563
Interest expense, net	3,051	2,311	7,809	5,876
Income tax expense (benefit)	615	(18,724)	811	(35,334)
Merchandise inventory loss (b)	—	—	434	—
Impairment loss (non-cash) (c)	6,411	27,630	6,411	27,630
Content amortization (non-cash) (d)	1,398	1,314	3,984	3,700
Restructuring and other charges (e)	46	1,669	3,785	10,727
Adjusted EBITDA (non-GAAP)	$(13,101)	$(20,782)	$1,370	$(34,264)

Adjusted EBITDA by Segment (non-GAAP) (a)

The following is Adjusted EBITDA by Segment for the 13 and 39 week periods:

	13 weeks ended January 29, 2022
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(30,845)	$2,767	$(1,669)	$(8,854)	$1,800	$(36,801)
Add:
Depreciation and amortization expense	8,939	1,396	1,826	18	—	12,179
Interest expense, net	—	—	—	3,051	—	3,051
Income tax expense	—	—	—	615	—	615
Impairment loss (non-cash) (c)	6,411	—	—	—	—	6,411
Content amortization (non-cash) (d)	79	—	1,319	—	—	1,398
Restructuring and other charges (e)	30	—	—	16	—	46
Adjusted EBITDA (non-GAAP)	$(15,386)	$4,163	$1,476	$(5,154)	$1,800	$(13,101)

	13 weeks ended January 30, 2021
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(59,996)	$4,708	$(2,567)	$8,962	$604	$(48,289)
Add:
Depreciation and amortization expense	9,806	1,614	1,863	24	—	13,307
Interest expense, net	—	—	—	2,311	—	2,311
Income tax benefit	—	—	—	(18,724)	—	(18,724)
Impairment loss (non-cash) (c)	27,630	—	—	—	—	27,630
Content amortization (non-cash) (d)	176	—	1,138	—	—	1,314
Restructuring and other charges (e)	162	—	571	936	—	1,669
Adjusted EBITDA (non-GAAP)	$(22,222)	$6,322	$1,005	$(6,491)	$604	$(20,782)

	39 weeks ended January 29, 2022
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(32,605)	$7,750	$(5,286)	$(29,034)	$556	$(58,619)
Add:
Depreciation and amortization expense	27,015	4,060	5,627	53	—	36,755
Interest expense, net	—	—	—	7,809	—	7,809
Income tax expense	—	—	—	811	—	811
Merchandise inventory loss (b)	434	—	—	—	—	434
Impairment loss (non-cash) (c)	6,411	—	—	—	—	6,411
Content amortization (non-cash) (d)	350	—	3,634	—	—	3,984
Restructuring and other charges (e)	2,831	—	—	954	—	3,785
Adjusted EBITDA (non-GAAP)	$4,436	$11,810	$3,975	$(19,407)	$556	$1,370

	39 weeks ended January 30, 2021
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(107,740)	$21,625	$(6,218)	$6,611	$(1,704)	$(87,426)
Add:
Depreciation and amortization expense	30,361	4,231	5,883	88	—	40,563
Interest expense, net	—	—	—	5,876	—	5,876
Income tax benefit	—	—	—	(35,334)	—	(35,334)
Impairment loss (non-cash) (c)	27,630	—	—	—	—	27,630
Content amortization (non-cash) (d)	578	—	3,122	—	—	3,700
Restructuring and other charges (e)	4,633	—	571	5,523	—	10,727
Adjusted EBITDA (non-GAAP)	$(44,538)	$25,856	$3,358	$(17,236)	$(1,704)	$(34,264)
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the first quarter of Fiscal 2022, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.
(c)    During the 13 weeks ended January 29, 2022, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,411 (both pre-tax and after-tax) comprised of $739 $1,793, $3,668 and $211 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
During the 13 weeks ended January 30, 2021, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $27,630,

$20,506 after-tax, comprised of $5,085, $13,328, $6,278 and $2,939 million of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
(d)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(e)    During the 39 weeks ended January 29, 2022 and January 30, 2021, we recognized restructuring and other charges totaling $3,785 and $10,727, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.
(f)    Represents the income tax effects of the non-GAAP items.
(g)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement which funds our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a)

	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net cash flows (used in) provided by operating activities	$(16,241)	$(50,213)	$7,901	$41,173
Less:
Capital expenditures (b)	12,129	9,713	33,393	25,910
Cash interest paid	2,320	1,685	5,982	4,885
Cash taxes (refund) paid	(38)	14	(7,816)	6,036
Free Cash Flow (non-GAAP)	$(30,652)	$(61,625)	$(23,658)	$4,342

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		39 weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Physical store capital expenditures	$5,081	$1,238	$12,561	$7,200
Product and system development	4,398	4,288	11,878	9,514
Content development costs	2,037	2,260	6,749	5,088
Other	613	1,927	2,205	4,108
Total Capital Expenditures	$12,129	$9,713	$33,393	$25,910

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss). We define Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted EBITDA by Segment to net income (loss) by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 1, 2021 filed with the SEC on June 30, 2021, which includes consolidated financial statements for each of the three years for the period ended May 1, 2021, May 2, 2020 and April 27, 2019 (Fiscal 2021, Fiscal 2020, and Fiscal 2019, respectively) and the Company's Quarterly Reports on Form 10-Q for the period ended July 31, 2021 filed with the SEC on September 2, 2021 and the Company's Quarterly Report on Form 10-Q for the period ended October 30, 2021 filed with the SEC on November 30, 2021.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, including the duration, spread, severity, and any recurrences thereof, and the impact such public health crises have on the overall demand for BNED products and services, our operations, the operations of our suppliers and other business partners, and the effectiveness of our response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 1, 2021. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.